EXHIBIT 99.1

Fittipaldi Logistics LOGO

Dear Shareholder,

As you may know, I became CEO of Fittipaldi Logistics in July after being the Company's Vice President of Market Strategy and Development since October of last year and a shareholder since 1999. As CEO, two of my key business tenets are "to under-promise and over-deliver" and "actions speak louder than words". We have an unsurpassed technology department that has created an extremely powerful software application that can be used in a wide variety of business opportunities. I can assure you that I have recognized these opportunities and will do everything in my power, given the Company's limited resources, to pursue them. It's time to stop talking about the Company's great opportunities and to focus all our energy on execution!

As CEO, my 1st task was to terminate the relationship with, and obligations to, Cornell Capital. By achieving this task, we've been able to move forward with signing a non-binding Letter of Intent with State Petroleum which has the potential to significantly increase our valuation and market penetration. We currently are in the final stages of due diligence and will keep you abreast of the results and direction of this possible transaction.

I am most proud of the completion and recent launch of our new software application. The Driver Seat has been tested on our fleet for the past 6 months with tremendous results. I am confident that the success of the Driver Seat application will be the turning point for our company. We need to deploy approx, 2000 to 3000 units to become profitable. This cutting-edge technology allows truck fleet operators to greatly reduce fuel consumption and emissions and brings the added value of its GPS capabilities. The results of extensive testing with truck fleets demonstrated that the use of the Driver Seat will more than pay for itself by reducing fuel costs. The positive response from our pilot programs assures me that it is very attainable to have 10,000 trucks using Driver Seat by the end of 2008. It is currently being used to validate products that are designed for fuel and emissions (credit trading markets) reduction, such as the Rentar fuel catalyst and others, with great success. Also, you may be aware, we have been working with Averitt Express, the 25th largest trucking company with over 6,000 trucks, for more than a year. In the last few months, Averitt has evolved from the testing/development stage to a revenue-producing customer.

Please feel free to reach out and share your comments with me. I look forward to serving as your CEO and gaining your trust and confidence and will keep you informed of our progress. I've enclosed an editorial about our company written by the highly respected CEO of www.WallStreetCorner.com and emailed to investors in over 90 countries.

Sincerely,

/s/ Frank P. Reilly
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Frank P. Reilly
Chief Executive Officer

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WallStreetCorner.com

                           Larry Oakley's Opinion         WallStreetCorner.com


This column is strictly my personal opinion regarding one or more of the Special Situations I follow. I will be replacing this column each time one of these
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Current Opinion:

Date Posted: 07/23/07

Fittipaldi Logistics, Inc. (OTC BB:FPLD)

I interviewed Chairman Richard Hersh Friday 7/20/2007 & am impressed. In my opinion, this emerging growth situation is a classic turnaround with substantial long-term appreciation potential.

History

Fittipaldi Logistics, Inc. was established in 10/2006 upon the merger of Power2Ship, Inc., an eight year old leader in the freight transportation software development segment, and a new entity created with Emerson "Emmo" Fittipaldi to facilitate his entry into the commercial and consumer transportation markets.

(PHOTO SUPPLIED VIA PAPER COPY)

"Emmo," as he is known by his many racing fans, is one of the few drivers to conquer both the Formula One & IndyCar series, creating global brand awareness. Among his many accomplishments, his first F1 World Championship at age 25 stood as the mark for the youngest winner from 1972 until 2006. He ultimately won two F1 World Championships as well as two Indianapolis 500 titles on the IndyCar circuit. He went from his record-setting racing career to brilliant business ventures. Combining a mixture of his celebrity status with his entrepreneurial instincts, he built a business empire.

In addition to many successful personal investments, Emerson has a long history as a successful corporate spokesman, & has done promotional work & personal appearances for some of the most prominent companies in a variety of industries, including EMC2, Ericsson, Hugo Boss, Mercedes-Benz, Michelin, Office Depot, & SAP, among others.

As part of the restructuring, effective 6/6/2007, Frank P. Reilly, a long-time shareholder in the company, was appointed CEO. He has represented Emerson Fittipaldi's business interests for three years, & has been a member of the board since being nominated by Emerson Fittipaldi in 4/2007, & executive VP, strategy & market development since 11/2006.

What FPLD Is & Does

FPLD is a technology company. It specializes in providing open architecture, on-demand real-time software called "Commercial Vehicle Telematics," to be sold under the EmmoLogic brand name to the worldwide transportation & security
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industries. FPLD also has a commercial carrier operation, & other related operations.

Frank Reilly's Two Initial Priorities

1. The beneficial re-structuring of the company's debt, as evidenced by his successful negotiation of a deal with Cornell Capital Inc., which resulted in the repayment of $1.8 million in debt to Cornell & their removal as a creditor. He stated on 7/19/2007: "This deal is the initial step & cornerstone of our ongoing plan of action. When I accepted this position I stated that the beneficial restructuring of our debt was my first priority. Today we have kept a promise we made to ourselves & our stockholders. I am proud to announce that this transaction is now signed, sealed, & most significantly, delivered."

2. Focusing the company's software products on the environmental market. This change of focus led directly to the formation of Fittipaldi Environmental Solutions, which facilitated the integration of the company's world class software into the lucrative environmental market. Reilly has also made operating efficiency a priority, & has reduced Fittipaldi's burn rate to a level approaching the break-even point. He states: "We find ourselves at the right time & place to utilize our state-of-the-art enterprise software, not only in freight transportation, but also as a means of validating & verifying reduction in fuel consumption & the reduced emissions of greenhouse gases. This information is available on demand to the user."

Telematics Software Solutions

Telematics solutions collect vehicle & container-based data, integrate it with information gathered from various separate systems across the supply chain, synthesize it, reformat it into valuable actionable information, & deliver it to end-users across the logistics value chain through secure web-based applications. Specific offerings include vehicle tracking, inventory/asset visibility, secure trucking, matching available freight with available trucks, & many others. In addition, through Fittipaldi Environmental Solutions, the company has adapted its product to provide critical information enabling verification of fuel savings & reduction of harmful emissions. The software has the unique capability to interface with any hardware, such as any GPS system, for example.

The Driver's Seat

I particularly like "The Driver's Seat" application, a fantastic new product that gives a customer the ability to monitor the location, movements, status, & behavior of a vehicle or fleet of vehicles. The tools within the application have been designed to be straight forward & easy to use. There is no expensive hardware to purchase & a customer can be up & running within a few days. The customer can log on to Driver's Seat with any computer that has internet access. This allows them to stay in touch with their operation regardless of their location or time of day.

Driver's Seat tracks vehicles every minute, 24 hours a day, seven days a week. By doing this, it captures a lot of data enabling the customer to build better tools & more accurate reports. Not only will they know where their vehicles are at, but where they have been & where they are going. Here's a picture of it:

(PHOTO SUPPLIED VIA PAPER COPY)

The GPS device measures 5" x 6" x 1" (About half the size of a video tape), & the antenna measures 4" in diameter & is 1/2" thick. It is easily installed -- there is simply a negative & positive wire to connect as well as attaching the antenna to the GPS device.
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There is no need to purchase hardware, very little start up costs, & a low monthly fee. The customer has several mapping choices - one is a default map that shows the location of the vehicle as well as street names, cities, & states
- another is a satellite view that shows the vehicle and any other vehicles, buildings, etc. Another is called a "Breadcrumb Trail" - this view is unique - here's an example:

(PHOTO SUPPLIED VIA PAPER COPY)

There are also many types of alerts that the customer can receive via the system's computer, or via email, or even text alerts to a cell phone.

Driver's Seat is also an anti-theft & vehicle recovery device. Many insurance companies provide a discount for this type of device. In some states, it is mandated that a discount is given off comprehensive insurance rates.

In my interview with Richard Hersh, he told me the planned method of marketing the company's products. It will offer to install the Driver's Seat, for example, in say 10 trucks of a large national fleet for 60 days to demonstrate that the fleet owner will save an average of about $200 per truck per month, demonstrating that with a cost of say $89 per month for a combination of Driver's Seat & additional products, the installation will pay for itself right from the start - a great way to get its products into every truck in the fleet.

FPLD Growth Plan

Its growth plan is designed to maximize & optimize its position in the marketplace. It addresses its operating model, financial outlook, & business partnerships.

Operating Model: FPLD remains focused on delivering high quality ASP-based software solutions. The business model extends the company's long-standing, superior integration platform into the exciting & rapidly evolving telematics sector. It has the most highly evolved, sophisticated integration platform in the industry. Over the last few months, it augmented its software, enabling it to support a growing variety of vehicle & container-based data. The result is a unique, powerful platform that provides total asset visibility & tracking across an entire organization.

Financial Outlook: The company's revenue guidance for calendar 2008 ranges from an estimated $40 million to $45 million. Its substantial restructuring & retirement of debt is providing the company with greater flexibility to meet its long-term growth & operational goals.

Business Partnerships: To complement the company's increasingly attractive financial profile, it has closed a series of new business partnerships & agreements. One important example is FPLD's agreement with Rentar Environmental Solutions, Inc. to co-develop a Fuel Efficiency Module that combines Rentar's fuel consumption reducing device & FPLD's software platform's ability to provide fleet-wide fuel consumption reporting & other data required to document fuel tax credits. In addition, the two companies agreed to develop another module designed to document the exact amount of reduction of harmful emissions attributed to Rentar's Fuel Catalyst & enable users to generate emissions credits that are tradeable under the protocols of the Kyoto Treaty.

Another potential source of revenue may be generated for incorporating FPLD's secure, wireless, Internet-based system as a component in the security solutions being developed by other companies to counteract the threat of terrorism. The system is capable of capturing & processing data transmitted wirelessly from other technologies that may be part of any comprehensive security system. Examples of these technologies include radio-frequency identification (RFID) tags fastened to the outside of containers &/or trailers, smart tags affixed to the goods inside shipping containers, & electronic seals applied at the time the
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container is loaded. Further, FPLD's system has the ability to alert a truck's owner or authorities if a vehicle deviates from its designated route. Because its application was designed to provide economic benefit to the transportation industry, it is uniquely suited to providing a Homeland Security solution without causing onerous expense to either the private or public sector.

My Opinion

I like the restructuring that has been accomplished in the past several months, I like the fact that Emerson Fittipaldi is behind the company & its expansion, & I like the revenue & profit potential.

Revenue is beginning to grow - one example is that Amcor PET Packaging in 3/2007 renewed its contract for an additional two years through 3/2009 with TPS Logistics which has an exclusive agreement with Commodity Express Transportation, a subsidiary of Fittipaldi Carriers, Inc., the company's trucking arm, to provide transportation services for Amcor manufacturing plants. Amcor is the world's largest manufacturer of PET (polyethylene terephthalate) packaging solutions to the consumer products industry with approximate annual sales of $2.3 billion. Based on the historical revenue run rate with Amcor, management estimates that revenue generated from providing transportation services for Amcor during the next two years will be approximately $25 million.

Most important, I like the potential of the products & the markets they serve, including the fact that use of one of its products should eliminate up to 50% of emissions, thus qualifying for emission credits to the truck or fleet owners. I was so impressed with FPLD's recent progress that I invited management to come aboard as a participant at www.WallStreetCorner.com, & they have indicated that they intend to accept my invitation, so look for the profile we will create for the company as one of our Special Situations. This editorial, however, has not been paid for, as all of my editorials have always been at no charge to the companies covered.

FPLD closed Friday 7/20/2007 at $0.03, a modest price for this kind of appreciation potential. Fittipaldi Logistics, Inc. is located at 903 Clint Moore Road, Boca Raton, FL 33487. Call 866-998-7557 x 301 or email: ir@emmologic.com. http://www.emmologic.com

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My comments in this column are strictly my personal opinion. At times, I will include forward-looking information as that term is defined in the Private Security Reform Act of 1995. Such information & the related company are subject
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